EXHIBIT 5.1
EXHIBIT 23.1

Michael A. Littman

Attorney at Law

PO Box 1839

Arvada, CO 80001

Phone: 720-530-6184

Email: malattyco@aol.com

February 4, 2026

Global Industry Products, Corp.

7770 Dean Martin Dr., Ste. 303

Las Vegas, NV 89139

Re: Form S-1/A (Amendment No. 1) for up to 16,158,783 shares, par value $0.001 per share

Gentlemen:

At your request, I have examined the Form S-1/A, which is being filed with the Securities and Exchange Commission ("SEC") (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of:

•	up to 16,158,783 shares for resale, par value $0.001 per share

In rendering the following opinion, I have examined and relied upon all of the documents listed as exhibits to the Form S-1/A, and resolutions of the Board of Directors of the Company adopted by the Board of Directors of the Company authorizing the agreement for the issuance of the stock, registered in Form S-1/A for resale to which this letter refers. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies.

I have not undertaken, nor do I intend to undertake, any independent investigation beyond such specified documents and records, but to the extent necessary for this opinion, I have inquired and am satisfied as to the adequacy and accuracy of such documents and records. I have examined all documents necessary to form my opinions.

Based on the foregoing, it is my opinion that the stock being registered under the Registration Statement, when and as issued, will be duly and validly authorized, fully paid and non-assessable under Nevada laws.

I express no opinion as to compliance with the Securities Acts or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock.

I consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the stock described in the Registration Statement in connection with the offering described therein.

This opinion covers only matters of Nevada law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Sincerely,

By:	/s/ Michael A. Littman
Michael A. Littman, Attorney at Law